Exhibit 99.1

J & J Snack Foods Corp. of California Acquires California Churros

PENNSAUKEN, N.J.--(BUSINESS WIRE)--June 10, 2010--J & J Snack Foods Corp. (NASDAQ:JJSF) announced today that its subsidiary company, J & J Snack Foods Corp. of California, has acquired the assets of California Churros, a premium manufacturer of churros located in Colton, California. California Churros had sales of approximately $11 million in 2009. The founding Martinez family will be staying on to serve with the Company, which will remain in Colton.

Jorge Martinez, the founder of California Churros, commented, “We are pleased to partner with J & J Snack Foods and look forward to continuing to grow the churro category.”

Gerald B. Shreiber, President and Chief Executive Officer of J & J Snack Foods Corp., commented, “The quality of California Churros and its product line speaks for itself. We welcome the Martinez family to our organization. It is our desire to continue to expand and develop this niche product and category.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
(856) 532-6603